Exhibit 99.1

Protocall Revenue Shows Strong Gains
Tuesday July 31, 8:00 am ET

Company Anticipates Accelerated Growth

COMMACK, N.Y.--(BUSINESS WIRE)--Protocall Technologies Incorporated (OTCBB:PCLI - News), a leading provider of DVD on-demand systems for retailers and etailers, today announced unaudited revenue for the second quarter ended June 30, 2007 rose 70% to approximately $270,000 compared to revenue of $160,000 for the same period in 2006.

"We continue to be very optimistic about our revenue growth for 2007," said Bruce Newman, Protocall's CEO. "As the year progresses, more and more of our new customers will move from the initial integration phase into active sales. It's a natural progression that we expect will gain momentum as we continue to streamline internal systems." Further detail regarding second quarter results will be included in the Company's Form 10-QSB quarterly report, which is scheduled to be filed in August 2007.

Separately, Protocall commented on the decline in its share price in recent weeks noting that it was not the result of any change in the Company's business or prospects as discussed in its most recent filings with the Securities and Exchange Commission.

"Our business prospects remain exceptionally strong and we believe the current price of our stock is undervalued," commented Bruce Newman, CEO of Protocall.

About Protocall Technologies and TitleMatch Entertainment Group

Protocall Technologies Incorporated is the innovator of CD and DVD on-demand content distribution. The company's flagship TitleMatch DVD On-Demand(TM) service, which is marketed exclusively through Protocall's wholly owned TitleMatch(TM) Entertainment Group division, allows retailers to burn brand name CD and DVD products at their stores and website distribution centers. The company's proprietary systems enable retailers to reduce their reliance on costly physical inventory, expand their selection of products, eliminate shrinkage and out-of-stock situations, speed time to market for new products and improve their operating margins with minimal space requirements. Visit www.titlematch.com for more information.

This news release along with other investor information about Protocall Technologies is available at http://www.agoracom.com/IR/Protocall. To receive future news releases or request further information about Protocall Technologies, please email PCLI@agoracom.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in these statements. Forward-looking statements regarding the timing of developing, testing and releasing existing and new products, of marketing and selling them, of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the company's control.

Contact:
For Protocall Technologies Incorporated, Commack
Paul Kravitz, 561-750-1100
Corporate Inquiries: info@protocall.com
or
Investor Relations:
http://www.protocall.com
PCLI@agoracom.com

Source: Protocall Technologies Incorporated

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